EXHIBIT 99.1

CROWN MEDIA HOLDINGS ANNOUNCES OPERATING RESULTS

FOR FOURTH QUARTER OF 2015

STUDIO CITY, Calif. – February 18, 2016 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the three months and year ended December 31, 2015.

Operating Highlights

•

Double-digit advertising revenue. The addition of 5.1 million Hallmark Channel subscribers and 6.7 million Hallmark Movies & Mysteries subscribers, over the last twelve months, coupled with ratings and pricing improvements particularly on Hallmark Movies & Mysteries, resulted in 21% advertising revenue growth quarter over quarter and full year growth of 18%.

•

Fall Harvest galvanized the fourth quarter of 2015. Hallmark Channel kicked off the fall season with four original movie premiers in October 2015, delivering increases of 12% among households and 6% among Women 25 to 54 over the same period in 2014.

•

Countdown to Christmas again elevated Hallmark Channel to be the #1 rated cable network in November and December 2015 among Women 25 to 54. Countdown to Christmas Thanksgiving Week event featured five back to back original movie premieres which led Hallmark Channel to its highest ever week, month, and quarter in audience Prime Time delivery.

•

Hallmark Movies & Mysteries’ Most Wonderful Movies of Christmas gained new audiences in 2015. In its third season, Most Wonderful Movies of Christmas featured four original movie premieres reaching 33.3 million viewers, a 13% growth from 2014. In addition, Hallmark Movies & Mysteries achieved its most watched movie premiere among Women and Adults 25 to 54  (Debbie Macomber’s Dashing through the Snow) and reached its highest Prime Time week, month, and quarter in network history.

•

Crown Media renewed its carriage with NCTC members in a multi-year agreement. In December 2015, Crown Media finalized its renewal agreement with NCTC, extending the carriage of Hallmark Channel and Hallmark Movies & Mysteries.

“2015 marked another year of significant achievements with the expansion of our subscriber base, strong growth in audience for both channels and double-digit quarterly advertising sales increases” said Bill Abbott, President and CEO of Crown Media Family Networks. “Forging ahead in 2016, we will continue to focus on being the celebration destination for viewers with events such as Winterfest,  Countdown to Valentine’s Day,  June Weddings,  Fall Harvest, and Thanksgiving Weekend Event.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

For the fourth quarter of 2015, Crown Media reported revenue of $158.8 million, an 18% increase from $134.2 million in the fourth quarter of 2014. Advertising revenue increased 21% to $134.1 million from $111.1 million in the fourth quarter of 2014 due to audience growth across both channels. Subscriber fee revenue increased 8% to $22.0 million from $20.3 million in the fourth quarter of 2014 primarily due to revenue from AT&T. Other revenue decreased $0.3 million for the quarter to $2.6 million as compared to $2.9 million in the prior year’s quarter due to the timing of the Company’s film licensing arrangements in the international market.

For 2015, Crown Media reported revenue of $478.7 million, a 15% increase from $415.6 million in 2014. Advertising revenue increased 18% to $386.2 million in 2015 from $327.7 million in 2014. The increase in advertising revenue was due to subscriber, pricing and ratings growth across both channels. Subscriber fee revenue increased 3% to $85.3 million in 2015 from $82.9 million in 2014. Other revenue increased $2.2 million to $7.2 million year over year from $5.0 million due to increases in SVOD licensing revenue.

For the fourth quarter of 2015, cost of services increased 65% to $63.8 million from $38.7 million during the same quarter of 2014. Programming costs increased 66% quarter over quarter due to higher costs associated with our daytime programming and accelerated amortization of nearly $15.0 million on programming titles no longer utilized.  Operating costs increased $2.7 million quarter over quarter due to increases in employee and residual costs.

For 2015, cost of services increased 21% to $199.2 million from $165.1 million in 2014. Programming costs increased 19% year over year due to the accelerated amortization of nearly $15.0 million on programming titles.  Operating costs increased $6.5 million year over year due to an increase in employee and residual costs.

Selling, general and administrative expense (including depreciation and amortization expense) increased 1% to $21.8 million for the fourth quarter of 2015 from $21.6 million during the same quarter of 2014.

Selling, general and administrative expense (including depreciation and amortization expense) increased 11% to $78.9 million in 2015, from $71.0 million during 2014 due to increases in employee costs, including contingent compensation and increases in research costs.

Marketing expense increased $1.5 million during the fourth quarter of 2015 compared to the fourth quarter of 2014 due to increases in holiday marketing campaigns. Marketing expense increased $3.0 million in 2015, compared to 2014.

Interest expense decreased $6.2 million for the fourth quarter of 2015, as compared to the fourth quarter of 2014, due to the new credit facility entered into in June 2015, used to repay and redeem the prior term loan and note.  Interest expense also decreased $14.2 million in 2015, as compared to 2014, for similar reasons.

In August 2014, the Company redeemed $8.5 million in principal amount of the Notes for a price of $9.5 million and wrote-off a portion of the debt issuance costs of $0.2 million, which resulted in an aggregate, pre-tax loss of extinguishment of debt of approximately $1.2 million. In October 2014, the Company redeemed $20.0 million in principal amount of the Notes for a price of $22.1 million and wrote-off a portion of the debt issuance costs of $0.4 million, which resulted in an aggregate, pre-tax loss of extinguishment of debt of approximately $2.5 million.

In June 2015, the Company repaid $99.6 million of principal under its 2011 Term Loan using cash on hand of $19.6 million and proceeds from the 2015 Term Loan of $80.0 million. In conjunction with this transaction, it wrote-off $2.7 million of debt issuance costs and $1.2 million original issue discount costs related to the 2011 Term Loan, which resulted in aggregate a pre-tax loss on extinguishment of debt of $3.9 million. In July 2015, the Company redeemed the remaining $271.5 million in principal amount of Notes for a price of $285.8 million and recorded a charge for the associated debt issuance costs of approximately $4.3 million, which resulted in an aggregate, pre-tax loss on extinguishment of debt of approximately $18.6 million.

Provisions for income tax of $23.6 million and $51.7 million reflect effective tax rates of 37.8% and 37.5% for the three months and year ended December 31, 2015, respectively. During the fourth quarter of 2014, the Company released $22.8 million of valuation allowance.

In December 2014, the Company reevaluated its remaining obligations under the terms of the sale of its international business. Accordingly, the Company increased the carrying amount of the liability by $1.0 million and recognized a corresponding loss from the sale of discontinued operations, net of $0.4 million of taxes.

Adjusted EBITDA was $67.6 million for the fourth quarter of 2015 compared to $69.9 million for the fourth quarter of 2014. Cash provided by operating activities totaled $5.8 million for the fourth quarter of 2015 compared to $18.0 million for the fourth quarter of 2014. Net income to common shareholders for the quarter ended December 31, 2015, was $38.9 million, or $0.11 per share, compared to $51.6 million, or $0.14 per share in the fourth quarter of 2014.

Adjusted EBITDA was $193.7 million for 2015, compared to $174.8 million for 2014. Cash provided by operating activities totaled $77.5 million for 2015, compared to $69.3 million in 2014. Net income to common shareholders for 2015, was $86.1 million, or $0.24 per share, compared to $94.5 million, or $0.26 per share for 2014.

Conference Call and Webcast to be Held Friday, February 19th, at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call on Friday, February 19th, at 11:00 a.m., Eastern Time to discuss the results of the three months and year ended December 31, 2015. Investors and interested parties may listen to the call via a live webcast accessible on the Company's investor relations page, http://ir.crownmedia.net/, or by dialing (877) 704-4237 (Domestic) or (201) 493-6718 (International). For those listeners accessing the call through the company's website, please register and download audio software at the site at least 15 minutes prior to the start of the call. The webcast will be archived on the site, and a telephone replay of the call will be available for 5 days, beginning approximately one hour after the call on Friday, February 19th at (877) 660-6853 (Domestic) or (201) 612-7415 (International), using the access code 13613865.

About Crown Media Holdings, Inc.

Crown Media Holdings, Inc. is the corporate parent for the portfolio of cable networks and related businesses under Crown Media Family Networks. The company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to 90 million subscribers in the United States. Hallmark Channel is the nation’s leading destination for quality family programming with an ambitious slate of TV movies and specials; original scripted series, including When Calls the Heart and Good Witch; as well as some of television’s most beloved sitcoms and series. Hallmark Channel is also home to annual holiday franchise, Countdown to Christmas, featuring a lineup of 24/7 holiday programming. Hallmark Channel's sibling network, Hallmark Movies & Mysteries, is available in 64 million homes in HD and SD and is one of America’s fastest-growing cable networks. Hallmark Movies & Mysteries features a unique mix of original movies and acquired series focusing on the lighter side of the suspense and mystery genres. The network is also home to the annual holiday programming franchise, the Most Wonderful Movies of Christmas, as well as presentations from the award-winning Hallmark Hall of Fame library. In addition, Crown Media Family Networks includes the online offerings of HallmarkChannel.com and HallmarkMoviesandMysteries.com.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media Holdings airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media Holdings evaluates operating performance based on several factors, including Adjusted EBITDA. Our calculation of Adjusted EBITDA adds back non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and other non-cash expenses. For this purpose, restricted stock unit compensation and long term incentive plan expense are treated as non-cash items, although they may result in cash payments during subsequent periods. See “Selected Unaudited Financial Information” below for a reconciliation to GAAP net income. Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company's ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is likely calculated differently than presentations of EBITDA by other entities as our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:

Investors and Press

Crown Media Holdings, Inc.

Mary Dzabic, 818.755.1261

marydzabic@crownmedia.com

Crown Media Holdings, Inc.

Unaudited Consolidated Income Statement Information

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2015	2014	2015
Revenue:
Advertising	$108,178	$131,877	$323,033	$382,716
Advertising by Hallmark Cards	2,933	2,269	4,658	3,528
Subscriber fees	20,267	21,988	82,903	85,324
Other revenue	2,863	2,626	5,002	7,166
Total revenue, net	134,241	158,760	415,596	478,734
Cost of services:
Non-affiliate programming	32,714	55,659	144,645	172,806
Hallmark Cards affiliate programming	1,450	905	3,951	3,385
Amortization of capital lease	290	290	1,158	1,158
Other costs of services	4,261	6,917	15,375	21,846
Total cost of services	38,715	63,771	165,129	199,195
Selling, general and administrative expense	20,915	21,148	68,570	76,165
Marketing expense	6,241	7,786	12,436	15,423
Depreciation and amortization expense	715	678	2,468	2,700
Income from operations before interest and income tax expense	67,655	65,377	166,993	185,251
Interest expense	(9,222)	(2,994)	(39,263)	(25,028)
Loss on extinguishment of debt	(2,488)	—	(3,668)	(22,478)
Income from operations before income tax and discontinued operations	55,945	62,383	124,062	137,745
Income tax expense	(3,716)	(23,569)	(28,936)	(51,662)
Income from continuing operations	52,229	38,814	95,126	86,083
Loss from sale of discontinued operations, net of tax	(629)	44	(629)	—
Net income	$51,600	$38,858	$94,497	$86,083

Income per share before discontinued operations	$0.15	$0.11	$0.26	$0.24
Loss from sale of discontinued operations	—	—	—	—
Net income per share - diluted	$0.14	$0.11	$0.26	$0.24
Weighted average number of common shares outstanding	359,676	359,676	359,676	359,676

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of December 31,	As of December 31,
	2014	2015

ASSETS

Cash and cash equivalents	$60,888	$50,604
Accounts receivable, less allowance for doubtful accounts of $265 and $251, respectively	118,277	155,813
Programming rights	85,950	108,000
Prepaid programming rights	10,419	—
Prepaid and other assets	3,459	4,109
Total current assets	278,993	318,526
Long term receivable	—	293
Programming rights	221,664	272,016
Prepaid programming rights	29,363	23,947
Property and equipment, net	10,763	8,588
Deferred tax asset, net	194,368	146,180
Transaction costs, net	227	805
Other assets	5,051	3,749
Goodwill	314,033	314,033
Total assets	$1,054,462	$1,088,137

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Accounts payable and accrued liabilities	$29,588	$30,920
Audience deficiency reserve liability	5,926	10,928
Programming rights payable	66,726	73,654
Payables to Hallmark Cards affiliates	150	353
Interest payable	13,079	1,266
Current maturities of long-term debt	20,000	12,188
Total current liabilities	135,469	129,309
Accrued liabilities	17,629	19,399
Programming rights payable	45,676	48,909
Derivative payable	—	735
Long-term debt, net of current maturities	362,050	310,222
Total liabilities	560,824	508,574

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Class A common stock, $.01 par value; 500,000,000 shares authorized; 359,675,936 shares issued and outstanding as of both December 31, 2014 and 2015	3,597	3,597
Paid-in capital	2,062,818	2,062,818
Accumulated other comprehensive loss	—	(158)
Accumulated deficit	(1,572,777)	(1,486,694)
Total stockholders' equity	493,638	579,563
Total liabilities and stockholders' equity	$1,054,462	$1,088,137

Crown Media Holdings, Inc.

Selected Unaudited Financial Information

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2015	2014	2015

Net income	$51,600	$38,858	$94,497	$86,083
Loss from sale of discontinued operations	629	(44)	629	—
Loss on extinguishment of debt	2,488	—	3,668	22,478
Depreciation and amortization	1,005	968	3,626	3,858
Interest expense	9,222	2,994	39,263	25,028
Income tax expense	3,716	23,569	28,936	51,662
Long term incentive plan expense	1,279	1,234	4,187	4,550
Restricted stock unit compensation	—	—	36	—
Adjusted earnings before interest, taxes, depreciation and amortization	$69,939	$67,579	$174,842	$193,659

Programming and other amortization	34,923	57,256	151,662	179,172
Provision for allowance for doubtful account	64	(344)	187	483
Changes in operating assets and liabilities:
Change to programming rights	(41,764)	(112,938)	(182,733)	(248,594)
Change to prepaid programming rights	4,005	(15,872)	(3,138)	(15,835)
Change in programming rights payable	(11,718)	26,798	(16,472)	10,161
Interest paid	(1,907)	(2,311)	(38,464)	(34,837)
Changes in other operating assets and liabilities, net of adjustments above	(35,591)	(14,319)	(16,574)	(6,739)
Net cash provided by operating activities	$17,951	$5,849	$69,310	$77,470

Crown Media Holdings, Inc.

Selected Unaudited Cash Flow Statement Information

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2015	2014	2015

Net cash provided by operating activities	$17,951	$5,849	$69,310	$77,470
Net cash used in investing activities	(307)	(417)	(2,719)	(2,115)
Net cash used in financing activities	(22,460)	(25,370)	(69,453)	(85,639)
Net decrease in cash and cash equivalents	(4,816)	(19,938)	(2,862)	(10,284)
Cash and cash equivalents, beginning of period	65,704	70,542	63,750	60,888
Cash and cash equivalents, end of period	$60,888	$50,604	$60,888	$50,604